Dated
27th September 2013
Secondment agreement

between

Alliance Boots Management Services Limited

and

Walgreen co.
Contents

Clause
1.	Interpretation
2.	Secondment
3.	Services
4.	Secondees' employment
5.	Payments
6.	Management during the secondment
7.	Relationship of Parties
8.	Leave
9.	Data protection
10.	Confidentiality
11.	Intellectual property rights
12.	Summary termination
13.	Obligations following termination
14.	Liability
15.	Notices
16.	Entire agreement
17.	Variation and waiver
18.	Counterparts
19.	Third Party rights
20.	No Rights Conferred on Secondees12
21.	Governing law and jurisdiction

THIS AGREEMENT is dated
Parties
(1)
Alliance Boots Management Services Limited incorporated and registered in England with company number 07073433 whose registered office is at 2 The Heights, Brooklands, Weybridge, Surrey, KT13 0NY, UK (the Employer).

(2)	Walgreen Co. incorporated and registered in Illinois whose registered office is at 200 Wilmot Road, Deerfield, Illinois 60015, USA (the Host).
(3)	Employer and Host are referred to collectively in this Agreement as the "Parties" and singularly as a "Party".

Background
(A)	The Employer employs a number of employees in a variety of roles and responsibilities.
(B)	The Employer intends to second certain employees to the Host for temporary periods in order to provide certain agreed services for and on behalf of the Host.
(C)
References in this agreement to the Employer shall be deemed to include references to the Employer's Affiliates so that the provisions of this agreement shall apply equally to secondments of employees of the Employer's Affiliates to the Host.

Agreed terms
1.	Interpretation
1.1	The definitions and rules of interpretation in this clause apply in this agreement (unless the context requires otherwise).
Board: the board of directors from time to time of the Host (including any committee of the Board duly appointed by it).
Confidential Information: information relating to the business, products, affairs and finances of the relevant Party for the time being confidential to the relevant Party and trade secrets including, without limitation, technical data and know-how relating to the business of the relevant Party or any of its suppliers, clients, customers, agents, distributors, shareholders or management.
Employment Relationship: the terms and conditions of employment between the Employer and a Secondee at the date of this agreement subject to any changes in that Secondee's salary or other compensation and benefits in accordance with the Employer's usual procedures from time to time.
Employer's Affiliates: the Employer and its holding companies and subsidiaries and the subsidiaries of any such holding companies from time to time.
IP Rights: patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world.
Inventions: inventions, ideas and improvements, whether or not patentable, and whether or not recorded in any medium.
Management Issues: all those matters under the Employment Relationship requiring action, investigation and/or decisions by the Employer including in particular (by way of illustration only and without limitation) appraisals and performance issues; pay reviews and the award of other payments and benefits under the Employment Relationship; periods of annual, sick or other leave; absence of the Secondee for any other reason; any complaint about the Secondee (whether or not that would be dealt with under the Employer's disciplinary procedure) and any complaint or grievance raised by the Secondee (whether or not that would be dealt with under the Employer's grievance procedure).
Pre-Secondment Statement: any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this agreement or not) relating to the Secondment under this agreement other than as expressly set out in this agreement or any documents referred to in it.
Secondee: an employee of the Employer providing services to the Host on the terms of this agreement.
Secondment: the secondment of a Secondee by the Employer to the Host on the terms of this agreement.
Secondment Period: the period of this agreement as defined in clause 2.2.
Services: such services as may be agreed by the Parties from time to time.
1.2	The headings in this agreement are inserted for convenience only and shall not affect its construction.
1.3
A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.
1.5	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.
1.6	The schedules to this agreement form part of (and are incorporated into) this agreement.
2.	Secondment
2.1
The Employer shall second Secondees to the Host on such dates and times as agreed by the Parties from time to time during the Secondment Period to provide the Services in accordance with the terms of this agreement.

2.2	The Secondment Period shall commence on the date of this agreement and shall continue until:
(a)	terminated by either Party giving not less than three (3) calendar months' prior notice in writing to the other Party at any time; or
(b)	terminated in accordance with clause 12.
3.	Services
3.1
The Employer shall use its reasonable endeavours to procure that any Secondees shall provide the Services at the offices of the Host or such other place as the Host may reasonably require for the proper performance and exercise of the Services.

3.2	The Secondees may be required to travel on the Host's business to such places by such means and on such occasions as the Host may from time to time reasonably require.
3.3	The Employer shall use its reasonable endeavours to procure that the Secondees shall work such hours as are reasonable and necessary for the proper performance of the Services.
3.4	The Employer shall use its reasonable endeavours to procure that the Secondees shall during the Secondment:
(a)
unless prevented by incapacity, devote such proportion of their working time, attention and abilities to the Services as reasonably required by the Host except for any work to be done for the Employer under clause 4.7;

(b)	faithfully and diligently serve the Host and use their best endeavours to promote, protect, develop and extend the Host's business;
(c)	not enter into any arrangement on behalf of the Host which is outside the normal course of business or their normal duties or which contains unusual or onerous terms;
(d)	promptly make such reports to the Board of the Host on any matters concerning the affairs of the Host and at such times as are reasonably required; and
(e)	comply with applicable laws, regulations and written policies and procedures of the Host, including the Host's insider trading policy.
4.	Secondees' employment
4.1	The Employment Relationship shall remain in force during the Secondment Period.
4.2
As required, the Employer shall make the necessary changes to the terms of the Employment Relationships so that it can second the Secondees to the Host to provide the Services in accordance with the terms of this agreement.

4.3	As required, the Employer shall amend the Employment Relationships to require the Secondees to comply with any such of the Host's policies and procedures as agreed by the Parties from time to time.
4.4	The Employer shall comply with the terms and conditions of the Employment Relationships during the Secondment Period.
4.5
The Host shall not, and shall not require the Secondees to do anything that shall, breach the Employment Relationships and shall have no authority to vary the terms of the Employment Relationships or make any representations to the Secondees in relation to the terms of the Employment Relationships.

4.6	The Host shall provide the Employer with such information and assistance as it may reasonably require to carry out its obligations as the Secondees' employer.
4.7	The Secondees shall be required to undertake such work for the Employer at such times as agreed by the Parties during the Secondment Period.
4.8
If any Secondee is held to be employed by the Host at any time during the Secondment Period then the Host may dismiss the Secondee and the Employer shall offer the Secondee employment on the terms that applied immediately before that dismissal.

4.9
All documents, manuals, hardware and software provided for the Secondees' use by the Host, and any data or documents (including copies) produced, maintained or stored on the Host's computer systems or other electronic equipment (including mobile phones), remain the property of the Host.

4.10
Unless otherwise agreed, during the Secondment Period and for a period of twelve months beginning with the final day therof, the Host will not solicit or entice or endeavour to solicit or entice any Secondee or former Secondee away from the Employer or employ or offer to employ any Secondee or former Secondee whether or not they would commit any breach of their Employment Relationship by leaving the service of the Employer and the Host will procure that each of its fellow group companies will observe and comply with an equivalent restriction.

5.	Payments
5.1	The Employer shall continue to pay the Secondees' salary, Secondment- related allowances and other compensation, provide any benefits due to the Secondees or their dependants and make any payments to third parties in relation to the Secondees. From the Secondees' salary, Secondment-related allowances and other compensation, the Employer will make any deductions or withholdings for taxes that it is required to make under applicable law or agreed to by the Secondee.
5.2	The Host shall pay the Employer a sum equivalent to the total amount paid by the Employer to or in respect of the Secondees under the Employment Relationships for such periods of time that the Secondees are engaged in providing the Services, which shall include, but is not limited to:
(a)	the Secondees' salaries as reviewed by the Employer in accordance with the policy for the Employer's employees;
(b)	the Employer's contributions in relation to the Secondees' retirement in accordance with applicable law and the policies and benefit plans for the Employer's employees;
(c)
any other benefits, compensation and/or Secondment-related allowances paid to the Secondees by the Employer from time to time in accordance with the policies and benefit plans for the Employer's employees;

(d)
all reasonable travel, accommodation and other expenses wholly, exclusively and necessarily incurred by the Secondees during the Secondment Period in or in connection with the exercise of the Services, if such expenses are evidenced and documented in such manner as the Employer may specify from time to time; and

(e)	all National Insurance or other social security contributions made by the Employer in relation to the Secondees.
This sum will be subject to VAT, if applicable, at the current rate.
5.3	The Employer shall send the Host an invoice on or about the last day of each month of the Secondment Period, specifying the payment due under this agreement in relation to the preceding month and the amount of VAT due on the payment. Such invoices shall be payable by the Host within 30 days of receipt of the invoice.
6.	Management during the secondment
6.1	Secondees shall have equal and equivalent position and rank as other officers and employees of the same level within the Host.
6.2	The Employer shall continue to deal with any Management Issues concerning the Secondees during the Secondment Period, where relevant following consultation with the Host.
6.3
The Host shall use its reasonable endeavours to provide any information, documentation, access to its premises and employees and assistance (including but not limited to giving witness evidence) to the Employer to deal with any Management Issues concerning the Secondees whether under the Employer's internal procedures or before any court of tribunal. The Employer will reimburse the reasonable costs and expenses incurred by the Host in doing so subject to the prior approval of the Employer.

6.4
Although the Employer retains the right to direct and control the Secondees, the Employer delegates to the Host the day-to-day control of the Secondees' activities during the provision of any Services.  As soon as reasonably practicable, the Host shall refer any Management Issues concerning the Secondees that come to its attention to the Employer.

6.5	Both Parties shall inform the other as soon as reasonably practicable of any other significant matter that may arise during the Secondment Period relating to the Secondees or their employment.
6.6
Prior to the Employer's determination of the compensation of the Secondees from time to time, the Employer shall consult with and receive input and information from the Host concerning the Secondees and their proposed compensation and the Employer shall reasonably consider such input and information in determining the Secondees' compensation.

7.	Relationship of Parties
7.1
The relationship of Employer and Host established by this agreement is that of independent contractors, and nothing in this agreement shall be construed: (1) to give either Party the right or power to direct or control the daily activities of the other Party; (2) to constitute the Parties as principal and agent, employer and employee, partners, joint venturers, co-owners or otherwise as participants in a joint undertaking; or (3) to allow either Party (a) to create or assume any obligation on behalf of the other Party for any purpose whatsoever or (b) to represent to any person, firm or entity that such Party has any right or power to enter into any binding obligation on the other Party's behalf.

8.	Leave
8.1
To the extent allowed under applicable law, the Secondees shall continue to be eligible for sick pay, holiday pay and any absence entitlements in accordance with the Employment Relationship, and shall remain subject to the Employer's approval and notification procedures.

8.2	The Employer shall notify and agree with the Host of any dates on which any Secondee shall take holiday.
8.3	The Employer and Host shall notify each other as applicable, if the Secondee is or shall be absent from work for any reason as soon as reasonably practicable.
9.	Data protection
9.1	The Employer confirms that the Secondees have consented to the Host processing data relating to the Secondees for legal, personnel, administrative and management purposes.
9.2
The Employer confirms that the Secondees have consented to the Host making such information available to those who provide products or services to the Host (such as advisers and insurers), regulatory authorities, governmental or quasi-governmental organisations and potential purchasers of the Host or any part of its business.

10.	Confidentiality
The Employer shall use its reasonable endeavours to procure that the Secondees shall not:
(a)
(except in the proper course of the Services, as required by law or as authorised by the Host) during the Secondment Period or after its termination (howsoever arising) use or communicate to any person, company or other organisation whatsoever (and shall use their best endeavours to prevent the use or communication of) any Confidential Information relating to the Host that they create, develop, receive or obtain during the Secondment Period. This restriction does not apply to any information that is or comes in the public domain other than through the Secondees' unauthorised disclosure; or

(b)
make (other than for the benefit of the Host) any record (whether on paper, computer memory, disc or otherwise) containing Confidential Information relating to the Host or use such records (or allow them to be used) other than for the benefit of the Host. All such records (and any copies of them) shall be the property of the Host and shall be handed over to the Host by the Secondees on the termination of this agreement or at the request of the Host at any time during the Secondment Period.

11.	Intellectual property rights
As required, the Employer shall make the necessary changes to the terms and conditions of the Employment Relationships so that:
(a)
the Secondees shall give the Host full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by them at any time during the provision of the Services;

(b)
the Secondees acknowledge that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works made wholly or partially by them at any time during the provision of the Services shall automatically, on creation, vest in the Host absolutely and to the extent that they do not vest automatically, the Secondee holds them on trust for the Host; and

(c)	the Secondees agree promptly to execute all documents and do all acts as may, in the opinion of the Host, be necessary to give effect to this clause 11.
12.	Summary termination
12.1	The Employer may terminate the Secondment of a Secondee with immediate effect without notice or payment in lieu of notice:
(a)	on the termination of a Secondee's Employment Relationship as a result of the Secondee's gross misconduct, resignation or retirement;
(b)	if the Host is guilty of any serious or (after warning) repeated breach of the terms of this agreement; or
(c)	if the Host becomes bankrupt or makes any arrangement or composition with or for the benefit of its creditors.
Any delay by the Employer in exercising the right to terminate shall not constitute a waiver of such rights.
12.2	The Host may terminate the Secondment of a Secondee with immediate effect without notice or payment in lieu of notice:
(a)	on the termination of the Employment Relationship by the Employer;
(b)	if the Employer is guilty of any serious or (after warning) repeated breach of the terms of this agreement;
(c)	if the Employer becomes bankrupt or makes any arrangement or composition with or for the benefit of its creditors; or
(d)	if a Secondee violates an applicable law or regulation or breaches any material term of any of the Host's written policies or procedures.
For the avoidance of doubt, the Employer's violation of clause 6.5 of this agreement shall be deemed a serious breach of the terms of this agreement.  Any delay by the Host in exercising the right to terminate shall not constitute a waiver of such rights.
13.	Obligations following termination
On termination of a Secondment howsoever arising the Employer shall use its reasonable endeavours to procure that the Secondee shall (if the Host so requests):
(a)
deliver to the Host all documents (including, but not limited to, correspondence, lists of clients or customers, plans, drawings, accounts and other documents of whatsoever nature and all copies thereof, whether on paper, computer disc or otherwise) made, compiled or acquired by him during the Secondment and relating to the business or affairs of the Host or its clients, customers or suppliers and any other property of the Host which is in his possession, custody, care or control;

(b)
irretrievably delete any information relating to the business of the Host stored on any magnetic or optical disc or memory and all matter derived from such sources which is in his possession, custody, care or control outside the premises of the Host; and

(c)	confirm in writing and produce such evidence as is reasonable to prove compliance with their obligations under this clause 13.
14.	Liability
14.1
The Host shall take out and maintain in full force with a reputable insurance company for the Secondment Period adequate insurance coverage for any appropriate loss, injury and damage caused by or to the Secondees in the course of providing the Services.

14.2
During the Secondment Period, the Host shall fulfil all duties relating to the Secondees' health, safety and welfare as if it was their employer and shall comply with the Employer's reasonable requests in connection with the Employer's duties in relation to the Secondees.

14.3	The Employer shall use its reasonable endeavours to procure that the Secondees shall provide the Services with reasonable skill and care.
14.4	The Host shall indemnify the Employer fully and keep the Employer indemnified fully at all times against any loss, injury, damage or costs suffered, sustained or incurred by:
(a)	the Secondees in relation to any loss, injury, damage or costs arising out of any act or omission by the Host or its employees or agents during the Secondment Period; or
(b)
a third party, in relation to any loss, injury, damage or costs arising out of any act or omission of a Secondee in the course of carrying out the Services, except with respect to a violation by the Secondee of an applicable law or regulation or a breach by a Secondee of any material term of any of the Host's written policies or procedures.

14.5
The Employer shall indemnify the Host fully and keep the Host indemnified fully at all times against any claim or demand by the Secondees arising out of their employment by the Employer or its termination during the Secondment Period (except for any claim relating to any act or omission of the Host or its employees or agents).

15.	Notices
15.1
Any notice given under this agreement shall be in writing and signed by or on behalf of the party giving it and shall be served by delivering it personally, or sending it by pre-paid recorded delivery or registered post to the relevant Party at its registered office for the time being or by sending it by fax to the fax number notified by the relevant Party to the other Party. Any such notice shall be deemed to have been received:

(a)	if delivered personally, at the time of delivery; and
(b)	in the case of pre-paid recorded delivery or registered post, 72 hours from the date of posting; and
(c)	in the case of fax, at the time of transmission.
15.2
In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant Party and delivered either to that address or into the custody of the postal authorities as a pre-paid recorded delivery or registered post or that the notice was transmitted by fax to the fax number of the relevant Party.

16.	Entire agreement
Each Party acknowledges and agrees with the other Party that:
(a)
this agreement constitutes the entire agreement and understanding between the Employer and the Host and supersedes any previous agreement between them relating to the Secondment (which shall be deemed to have been terminated by mutual consent);

(b)	in entering into this agreement they have not relied on any Pre-Secondment Statement; and
(c)
the only remedy available to it for breach of this agreement shall be for breach of contract under the terms of this agreement and it shall have no right of action against any other Party in respect of any Pre-Secondment Statement.

Nothing in this agreement shall, however, operate to limit or exclude any liability for fraud.
17.	Variation and waiver
No modification, variation or amendment to this agreement shall be effective unless such modification, variation or amendment is in writing and has been signed by or on behalf of both Parties.
18.	Counterparts
This agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.
19.	Third Party rights
19.1
Subject to the remainder of this clause 19, no person other than the Employer and the Host shall have any rights under this agreement and it shall not be enforceable by any person other than the Employer and the Host.

19.2
References in this agreement to the Employer shall be deemed to include references to the Employer's Affiliates so that the provisions of this agreement shall apply equally to secondments of employees of the Employer's Affiliates to the Host.

19.3
The Host shall be entitled and obliged to rely upon the authority of the Employer as agent for the Employer's Affiliates in all matters relating to this agreement, unless the Employer gives the Host notice in writing to the contrary.

19.4
The Employer shall be entitled to enforce this agreement on behalf of the Employer's Affiliates and/or claim for costs/losses suffered by any of the Employer's Affiliates as though it was suffered by the Employer.

20.	No Rights Conferred on Secondees
20.1
Nothing herein, expressed or implied, shall confer upon any Secondee or former Secondee any rights or remedies (including, without limitation, any right to employment by Employer or Secondment to the Host for any specified period) of any nature or kind whatsoever, under or by reason of this agreement.  It is expressly agreed that the provisions in this agreement are not intended to be for the benefit of or otherwise be enforceable by any Secondee or former Secondee.

21.	Governing law and jurisdiction
21.1
This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England & Wales.

21.2
The Parties irrevocably agree that the courts of England & Wales shall have non-exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

This agreement has been entered into on the date stated at the beginning of it.

Signed by Marco Pagni for and on behalf of Alliance Boots Management Services Limited	/s/ Marco Pagni Director

Signed by Kathleen Wilson-Thompson for and on behalf of Walgreen Co.	/s/ Kathleen Wilson-Thompson Senior Vice President and Chief Human Resources Officer